Exhibit 99.1

NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
(NASDAQ: LACO)

FOR FURTHER INFORMATION CONTACT:
Timothy Cope — 952-449-7030

FOR IMMEDIATE RELEASE:
November 5, 2009

LAKES ENTERTAINMENT ANNOUNCES
EARNINGS FOR THIRD QUARTER 2009
MINNEAPOLIS — November 5, 2009 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the three and nine months ended September 27, 2009.
Earnings from operations were $0.7 million for the third quarter of 2009, compared to a loss of $0.5 million for the third quarter of 2008. Net earnings applicable to Lakes Entertainment, Inc. for the third quarter of 2009 were $2.3 million, compared to a loss of $5.7 million in the third quarter of 2008. Basic and diluted earnings were $0.09 per share for the third quarter of 2009 compared to losses of $0.23 per share for the third quarter of 2008.
Earnings from operations were $2.2 million for the nine months ended September 27, 2009, compared to a loss of $7.5 million for the nine months ended September 28, 2008. Net earnings applicable to Lakes Entertainment, Inc. for the nine months ended September 27, 2009 were $6.1 million, compared to a loss of $17.8 million for the nine months ended September 28, 2008. Basic and diluted earnings were $0.23 per share for the nine months ended September 27, 2009 compared to losses of $0.72 per share for the nine months ended September 28, 2008.
Third Quarter Results
Lakes Entertainment reported third quarter 2009 revenues of $6.6 million, compared to prior-year third quarter revenues of $8.4 million. This decrease was primarily due to a one-time addition to revenue of approximately $1.8 million in the third quarter of 2008 which was the result of an approved compact amendment between the Pokagon Band of Potawatomi Indians (“Pokagon Band”) and the State of Michigan that reduced the Four Winds Casino Resort gaming tax. The decrease was also affected by new competition that entered the Four Winds Casino Resort market during the third quarter of 2009, offset by fees from Red Hawk Casino which opened in December, 2008.
For the third quarter of 2009, Lakes’ selling, general and administrative expenses were $3.5 million compared to $4.2 million in the third quarter of 2008. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. Included in selling, general and administrative expenses were costs associated with the application for a gaming site in the State of Kansas of approximately $0.2 million during the three months ended September 27, 2009.
Development costs associated with the 2008 Ohio casino resort initiative were $4.7 million during the third quarter of 2008.
Net unrealized gains on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. In the third quarter of 2009, net unrealized gains on notes receivable were $0.9 million, compared to net unrealized gains of $1.8 million in the prior year period. The net unrealized gains in the third quarter of 2009 consisted of $0.7 million related to the project with the Jamul Indian Village (“Jamul Tribe”) near San Diego, California and $0.2 million related to the project with the Iowa Tribe of Oklahoma near Oklahoma City, Oklahoma due primarily to improvements in the credit markets. Lakes also recognized impairment losses of $0.6 million during the third quarter of 2009 due primarily to continued uncertainty surrounding the completion of the Jamul project. Unrealized gains in the prior year period related primarily to the notes receivable related to the Red Hawk Casino project due to the recognition of a gain associated with the continued progress toward a fourth quarter 2008 opening of the Red Hawk Casino, partially offset by unrealized losses associated with a decrease in probability of opening the casino project for the Jamul Tribe.
Amortization of intangible assets related to Indian casino projects for the third quarter of 2009 was $2.6 million compared to $1.7 million for the third quarter of 2008. The increase of $0.9 million related to the amortization of intangible assets associated with the Red Hawk Casino, which began when it opened in December 2008. Amortization in the third quarter of 2008 related primarily to the intangible assets associated with the Four Winds Casino Resort.
Other income (expense), net for the third quarter of 2009 was $1.1 million compared to ($0.2) million for the third quarter of 2008. The increase was due primarily to interest earned on notes receivable from the Shingle Springs Tribal Gaming Authority.
Nine Month 2009 Results
Lakes Entertainment reported revenues for the nine-month period ended September 27, 2009 of $21.0 million compared to $18.9 million in the prior year period. This increase was primarily due to fees from the Red Hawk Casino which opened in December 2008, partially offset by a decrease at Four Winds Casino Resort due to new competition that entered the market during the third quarter.

For the nine months ended September 27, 2009, Lakes’ selling, general and administrative expenses were $11.3 million compared to $11.7 million in the prior year period. Selling, general and administrative expenses consisted primarily of payroll and related expenses, travel expenses and professional fees. Included in selling, general and administrative expenses were costs associated with the application for a gaming site in the State of Kansas of approximately $0.5 million during the nine months ended September 27, 2009.
Development costs associated with the 2008 Ohio casino resort initiative were $10.4 million during the first nine months of 2008.
Net unrealized gains on notes receivable relate to the Company’s notes receivable from Indian tribes for casino projects that are not yet open, which are adjusted to estimated fair value based upon the current status of the related tribal casino projects and evolving market conditions. For the nine months ended September 27, 2009, net unrealized gains on notes receivable were $3.2 million, compared to net unrealized gains of $1.0 million in the prior-year period. The net unrealized gains in 2009 consisted of $2.8 million related to the project with the Jamul Indian Village and $0.4 million related to the project with the Iowa Tribe of Oklahoma due primarily to improvements in the credit markets. Lakes also recognized an impairment on long-term assets in the amount of $2.9 million during the nine months ended September 27, 2009 due primarily to continued uncertainty surrounding the completion of the Jamul project. Unrealized gains in the prior year period related primarily to the notes receivable related to the Red Hawk Casino project with the Shingle Springs Band of Miwok Indians near Sacramento, California due to the recognition of a gain associated with the continued progress toward a fourth quarter 2008 opening of the Red Hawk Casino, partially offset by unrealized losses associated with a decrease in probability of opening the casino project for the Jamul Tribe.
Amortization of intangible assets related to Indian casino projects for the nine months ended September 27, 2009 was $7.6 million compared to $5.0 million for the nine months ended September 28, 2008. The increase related to the amortization of intangible assets associated with the Red Hawk Casino, which began when it opened in December 2008. Amortization in the 2008 period related primarily to the intangible assets associated with the Four Winds Casino Resort.
Other income (expense), net for the nine months ended September 27, 2009 was $3.9 million compared to less than $0.1 million for the nine months ended September 28, 2008. The increase was due primarily to interest earned on notes receivable from the Shingle Springs Tribal Gaming Authority.
Lyle Berman, Chief Executive Officer of Lakes stated, “Our revenue growth during 2009 was due to the opening of the Red Hawk Casino. However, the uncertain economic environment in the California market continues to impact the Red Hawk Casino’s ability to achieve strong operating results. We remain diligent in streamlining processes and making constructive changes at this property and we are cautiously optimistic that these enhancements as well as potential improvements in the general economic environment will positively influence the long-term operating results of this property.”

Further commenting, Tim Cope, President and Chief Financial Officer of Lakes, stated, “The Four Winds Casino Resort continues to perform well, especially in light of the new competition that entered the market during the third quarter. We continue to focus on operating the Four Winds Casino Resort, the Red Hawk Casino and the Cimarron Casino as efficiently as possible to achieve the best possible operating results. Making progress on the casino opportunities of both the Iowa Tribe of Oklahoma and the Jamul Indian Village also remains a priority. We continue to work through the application process for a gaming site in the State of Kansas. As we recently announced, we have invested in each of the four casino projects in Ohio that were approved in this week’s election. We believe this investment will add value to our company which will continue to benefit our shareholders over many years.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management or financing agreements with four separate Tribes for casino operations in Michigan, California, and Oklahoma, for a total of five separate casino sites. Lakes is currently managing the Cimarron Casino for the Iowa Tribe of Oklahoma, the Four Winds Casino Resort for the Pokagon Band of Potawatomi Indians and the Red Hawk Casino for the Shingle Springs Band of Miwok Indians. Lakes is also involved in other business activities, including the development of new table games for licensing to Tribal and non-Tribal casinos.

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the company. These risks and uncertainties include, but are not limited to, need for potential future financing to meet Lakes’ development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; and reliance on Lakes’ management. For more information, review the company’s filings with the Securities and Exchange.
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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 27, 2009
	(Unaudited)	December 28, 2008
Assets
Current assets:
Cash	$6,962	$6,170
Accounts receivable	2,220	2,407
Current portion of notes receivable from Indian casino projects	4,011	9,151
Investment in securities, including rights	24,339	—
Other	5,312	1,232

Total current assets	42,844	18,960

Property and equipment, net	10,791	10,985

Long-term assets related to Indian casino projects:
Notes receivable, net of current portion	47,545	44,002
Notes receivable at fair value	14,421	10,703
Intangible assets	47,878	47,586
Other, net of current portion	5,839	6,591

Total long-term assets related to Indian casino projects	115,683	108,882

Other assets:
Investment in Kansas Gaming Partners, LLC	8,405	—
Investments in securities and other	300	26,617

Total other assets	8,705	26,617

Total assets	$178,023	$165,444

Liabilities and shareholders’ equity
Current liabilities:
Line of credit payable	$16,338	$18,152
Current portion of acquisition costs payable	2,464	2,089
Income taxes payable	18,115	16,241
Other	2,679	3,659

Total current liabilities	39,596	40,141

Long-term liabilities:
Non-revolving line of credit payable	2,000	2,000
Contract acquisition costs payable, net of current portion	10,825	5,253

Long-term liabilities	12,825	7,253

Total liabilities	52,421	47,394

Total shareholders’ equity	125,602	118,050

Total liabilities and shareholders’ equity	$178,023	$165,444

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 27, 2009	September 28, 2008	September 27, 2009	September 28, 2008
Revenues:
Management fees	$6,602	$8,370	$20,916	$18,816
License fees	15	13	43	52

Total revenues	6,617	8,383	20,959	18,868

Costs and expenses:
Selling, general and administrative	3,508	4,232	11,317	11,720
Ohio initiative costs	—	4,712	—	10,383
Impairment losses	597	—	2,877	—
Amortization of intangible assets related to Indian casino projects	2,624	1,681	7,630	5,042
Depreciation	69	84	211	256

Total costs and expenses	6,798	10,709	22,035	27,401

Net unrealized gains on notes receivable	904	1,842	3,247	984

Earnings (loss) from operations	723	(484)	2,171	(7,549)

Other income (expense):
Interest income	1,669	130	5,284	851
Equity in loss of unconsolidated investee	(17)	—	(17)	—
Interest expense & other	(513)	(285)	(1,341)	(826)

Total other income (expense), net	1,139	(155)	3,926	25

Earnings (loss) before income taxes and discontinued operations	1,862	(639)	6,097	(7,524)
Income taxes (benefit)	(426)	2,390	(36)	3,509

Earnings (loss) before discontinued operations	2,288	(3,029)	6,133	(11,033)
Discontinued operations, net of tax (net of $1.7 million and $4.4 million allocated to the prior noncontrolling interest)	—	(2,692)	—	(6,779)

Net earnings (loss) applicable to Lakes Entertainment, Inc.	$2,288	$(5,721)	$6,133	$(17,812)

Earnings (loss) applicable to Lakes Entertainment, Inc. per share — basic & diluted	$0.09	$(0.23)	$0.23	$(0.72)

Weighted-average common shares outstanding — basic	26,328	25,184	26,327	24,906

Dilutive effect of common stock equivalents	115	N/A	84	N/A

Weighted-average common shares outstanding — diluted	26,443	N/A	26,411	N/A